Exhibit 21.1

Subsidiaries of Registrant

Atlassian (Australia) Limited

Atlassian Australia 1 Pty Ltd

Atlassian Australia 2 Pty Ltd

Atlassian B.V.

Atlassian Capital Pty. Ltd.

Atlassian Corporation Pty. Ltd.

Atlassian Germany GmbH

Atlassian (Global) Limited

Atlassian, Inc.

Atlassian K.K.

Atlassian LLC

Atlassian Network Services, Inc.

Atlassian Philippines, Inc.

Atlassian Pty Ltd

Atlassian (UK) Limited

Atlassian (UK) Operations Limited

BlueJimp SAS

CompanyLine Corporation

MITT Australia Pty Ltd

MITT Trust

SIP Communicator Ltd.